Exhibit 19.1

INSIDER TRADING POLICY

1.	General Purpose

Federal securities laws prohibit the purchase or sale of securities by persons who are aware of material nonpublic information about a company, as well as the disclosure of material, nonpublic information about a company to others who then trade in the company’s securities. These transactions are commonly known as “insider trading.”

Insider trading violations are heavily pursued by the Securities and Exchange Commission and the U.S. Attorney Offices and are punished.  While the regulatory authorities concentrate their efforts on individuals who trade, or who provide inside information to others who trade, the Federal securities laws also impose potential liability on companies and other “controlling persons” if they fail to take reasonable steps to prevent insider trading by company personnel.

Filana Therapeutics, Inc. (“Filana” or “we”) has adopted this Insider Trading Policy (the “Policy”) both to satisfy Filana’s obligation to prevent insider trading and to help Filana personnel avoid the consequences associated with violations of the insider trading laws.

This Policy is also intended to prevent even the appearance of improper conduct on the part of anyone employed by or associated with Filana, not just so-called “insiders.”  Everyone within Filana works very hard to establish Filana as a company known for integrity and ethical conduct, and Filana cannot afford to have that reputation damaged.

2.	Persons Covered

This Policy refers to an “insider” and we wish to define it herein.  Insiders of Filana are defined as (a) members of our Board of Directors, corporate officers and employees; (b) consultants to Filana or other persons associated with Filana who may, in the course of their work with Filana, receive access to confidential, material non-public information; and (c) household and immediate family members of those listed in (a) and (b) above.

3.	Definitions

A) Material non-public information:  Material non-public information is defined to be information that is not known to persons outside Filana that could be relied upon or considered significant if a reasonable investor would likely consider it important in making a decision to buy, sell or hold Filana securities.  It is currently very difficult to define each and every category under this heading.  However, information that should always be considered material, sensitive and non-public includes but is not limited to the following:

●	Regulatory updates (specifically, the status of Full Clinical Hold with FDA)

INSIDER TRADING POLICY

●	Clinical data, even if blinded
●	Financial results
●	News of a pending or proposed sale, merger or acquisition
●	Developments relating to intellectual property
●	Scientific achievements or other developments from research efforts
●	Changes in senior management or Board members
●	Contracts or research grant applications in a pending status or in discussion
●	Developments in litigation or government investigations or other inquiries
●	Proposed debt or equity offerings by the Company

Remember, anyone who is reviewing your securities transactions will be doing so after the fact, with the benefit of hindsight.  As such, before engaging in any transaction, you should carefully consider how the others might view the transaction.

B) Securities:  Securities of Filana are defined as common stock, preferred stock, options to purchase stock, warrants, convertible debt and/or derivative securities.

4.	Policy

No insider may buy or sell Filana securities at any time when they are aware of any material non-public information relating to Filana, regardless of the source of information.

No insider may buy or sell securities of another company at any time when they are aware of material non-public information about that company, including, without limitation, any company that we conduct ordinary business with, such as vendors or suppliers, when that information is obtained during the course of his/her employment with Filana.

No insider may disclose material non-public information to third parties or to any other person (“tipping”), including family members, or make investment recommendations or express investment opinions based on material non-public information, regardless of whether you profit or intend to profit by the practice of tipping. Tipping violates securities laws and can result in the same civil or criminal penalties that apply to insider trading, even though you did not trade, profit or gain any benefit from another person’s trading.

No insider who receives or has access to material non-public information may comment on the stock price movement or rumors of other corporate developments that are of possible significance to the investing public, unless it is part of his/her job description (e.g., Investor Relations) or you have been specifically pre-authorized to do so by the CEO, CFO or Chief Operating & Legal Officer (COLO) of Filana in each instance.

Any written or verbal statement that would be prohibited under the law or under this Insider Trading Policy is equally prohibited if made on electronic bulletin boards, chat rooms, blogs, websites or any other form of social media, including the disclosure of material non-public information about the Company or material non-public information with respect to other companies that you come into possession of as an employee or associate of the Company.

If you comment on stock price movement or rumors and/or disclose material non-public information, even if inadvertently, you must immediately contact the CEO, CFO or COLO of Filana.

INSIDER TRADING POLICY

This Policy continues in effect after termination of employment or other relationship with Filana until such time as the insider is no longer in possession of material non-public information.

5.	Special Rules

If a concern or question relating to your status within Filana (insider or not, etc.) should arise, please contact the CEO, CFO or GC of Filana.

In addition to the restrictions related to the trading of Filana securities as defined in Section 4 above, insiders shall not purchase or sell any Filana securities, or cause others to do so, except after first consulting with and obtaining written pre-clearance for each such transaction with Filana’s CFO.

In addition to the restrictions related to the trading of Filana securities as defined in Section 4 above, insiders shall not engage in short sales of Filana securities or hedging transactions, nor buy or sell put options, call options or other derivatives of Filana’s securities.

The restriction related to the trading of Filana securities as defined in Section 4 above does not apply to the exercise of stock options for cash under any equity or stock option plan (but not the sale of such shares), since the market price does not affect the exercise price stated in the agreement.

6.	Rule 10b5-1 Trading Plans

In 2023, the SEC significantly expanded compliance rules and Company disclosure requirements for Rule 10b5-1 trading plans. Please see the Compliance Officer for more information on Rule 10b5-1 trading plans. Such plans may only be entered into during an open trading window and require the written pre-clearance from Filana’s CFO prior to entering into such a plan.

7.	Potential Criminal and/or Civil Liability and/or Disciplinary Action

This Policy does not and cannot comprehensively describe all potential circumstances relating to insider trading and the laws that apply to the purchase or sale of securities by individual investors, including Filana employees.  Each individual is responsible for his or her own decisions and must exercise appropriate judgment when buying and selling securities.

Insiders found liable for insider trading may be subject to criminal penalties of up to $5,000,000 and up to twenty (20) years in prison for trading of securities based on material non-public information. In addition, insiders may also be liable for transactions conducted improperly by any person to whom they have disclosed the material non-public information. The Securities and Exchange Commission has imposed large penalties even when the disclosing person did not profit, directly or indirectly, from the trade(s). There are also civil penalties of up to three times the profit gained, or loss avoided, that may be imposed.

Personnel who are implicated in insider trading by Federal authorities will need to engage their own attorneys and other professionals to defend or assist them, at their own expense. Legal fees and expenses associated with the investigation, preparation, defense and settlement of insider trading cases can be substantial.

Furthermore, any personnel who violate this Policy will be subject to disciplinary action as outlined in the Employee Handbook, up to and including immediate termination of employment.

INSIDER TRADING POLICY

For purposes of this Policy, Eric Schoen shall be designated as the “Chief Compliance Officer.”

All communications of every kind hereunder shall be in writing or shall be of no effect.

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INSIDER TRADING POLICY

ACKNOWLEDGMENT CONCERNING INSIDER TRADING POLICY

I, ____________________ (print name) acknowledge that I have read and understand the Insider Trading Policy of Filana Sciences, Inc. and that I agree to abide by the provisions stated therein.  I further certify that I understand that failure to adhere to these rules may result in serious consequences with Federal authorities and in immediate termination of my employment with Filana Therapeutics, Inc.

Dated this ____ day of _________2026

Signature: ____________________

Name: _______________________